EXHIBIT (m)(1)(ii)

EXHIBIT A

AMENDED AND RESTATED

PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1

VAN ECK VIP TRUST

Fund (Share Class)	Maximum 12b-1Fees/Annual Limitation (Annually as a % of Average Daily Net Assets)
Van Eck VIP Unconstrained Emerging Markets Bond Fund (Class S)	0.25%
Van Eck VIP Global Hard Assets Fund (Class S)	0.25%
Van Eck VIP Emerging Markets Fund (Class S)	0.25%
Van Eck VIP Multi-Manager Alternatives Fund (Class S)	0.25%
Van Eck VIP Global Gold Fund (Class S)	0.25%
Van Eck VIP Long/Short Equity Index Fund (Class S)	0.25%

Last amended: September 8, 2014